Exhibit 2.3
FRESENIUS AKTIENGESELLSCHAFT
ELSE-KRÖNER STRASSE 1
61352 BAD HOMBURG v.d.H.
GERMANY
February 13, 2006
Mr. Walter L. Weisman
Fresenius Medical Care Management AG
Else-Kröner Strasse 1
61352 Bad Homburg v.d.H.
Germany
Mr. John G. Kringel
Fresenius Medical Care Management AG
Else-Kröner Strasse 1
61352 Bad Homburg v.d.H.
Germany
Gentlemen:
      We refer to (i) the Pooling Agreement dated as of September 27, 1996 (the “Ordinary Shares Pooling Agreement”) among Fresenius AG (“Fresenius AG”), Fresenius Medical Care AG (“FMC AG”) and Messrs. Walter L. Weisman and Donald L. Staheli, and (ii) the Preference Shares Pooling Agreement dated as of November 27, 1996 among Fresenius AG, FMC AG and Messrs. Walter L. Weisman and Donald L. Staheli (the “Preference Shares Pooling Agreement” and, together with the Ordinary Shares Pooling Agreement, the “Pooling Agreements”). Capitalized terms used in this Agreement without definition shall have the respective meanings set forth in the Pooling Agreements.
      Each of you was elected as an “Independent Director” of FMC AG in accordance with the Pooling Agreements and was serving in such capacity at the time of registration of the “Conversion” and the “Transformation,” each as defined below. FMC AG has completed a series of transactions pursuant to which (i) FMC AG offered holders of its preference shares the opportunity to elect to convert such shares into ordinary shares of FMC AG (the “Conversion”), and (ii) following completion of the Conversion, FMC AG underwent a transformation of legal form under German law from a stock corporation (Aktiengesellschaft) organized under German law into a partnership limited by shares (Kommanditgesellschaft auf Aktien) organized under German law (the “Transformation”) with the name Fresenius Medical Care AG & Co. KGaA (“FMC KGaA”). Fresenius Medical Care Management AG (“FMC Management AG”), a wholly-owned subsidiary of Fresenius AG, is the sole general partner of FMC KGaA. Resolutions approving the Conversion and the Transformation were adopted by the extraordinary general meeting of FMC AG held August 30, 2005 and by the separate meeting of preference shareholders of FMC AG held August 30, 2005. The Conversion offers were made pursuant a German prospectus and a U.S. prospectus, each dated January 4, 2006. 26,629,422 preference shares were converted into ordinary shares pursuant to the Conversion offers, and the Conversion and the Transformation were registered in the commercial register of the local court (Amstgericht) of Hof an der Saale on February 10, 2006. As a result, FMC KGaA has been formed, having share capital of €250,271,178.24, divided into 26,629,422 ordinary shares without par value and 1,132,757 preference shares without par value, each having a nominal value of €2.56 per share.
      Each of the Pooling Agreements terminates in the event that Fresenius AG’s ownership of FMC AG securities entitled to vote generally in the election of directors declines to less than 25%. As a result of the Transformation, the ordinary shares of FMC KGaA held by Fresenius AG and its affiliates are not entitled to vote in the election of members of the KGaA Board (as hereinafter defined). Therefore, in connection with the Conversion and Transformation, Fresenius AG, FMC Management AG, and FMC AG propose to provide certain rights and protections for holders of the ordinary shares and preference shares of FMC KGaA (“KGaA Ordinary Shareholders” and “KGaA Preference Shareholders,” respectively) substantially similar to the rights and protections provided by the Pooling Agreements. Accordingly, we agree as follows:
      1.     Definitions. As used in this letter agreement:

(a) “Extraordinary Transaction” means (i) any merger, consolidation, sale of all or substantially all assets, recapitalization, other business combination, liquidation, or other similar action out of the ordinary course of business of FMC KGaA, (ii) any issuance of ordinary shares of FMC KGaA representing more than 10% of the total FMC KGaA ordinary shares outstanding, or (iii) any amendment of the organizational documents of FMC KGaA that adversely affects any holders of FMC KGaA ordinary shares or FMC KGaA preference shares in their capacities as such holders.

(b) “GP Board” means the supervisory board (Aufsichtsrat) of FMC Management AG.

(c) “GP Independent Director” means a member of the GP Board without a substantial business or professional relationship with any of FMC AG, FMC KGaA, Fresenius AG, FMC Management AG, or any Affiliate of any of the foregoing, other than as a member of the GP Board, the KGaA Board, or both.

(d) “KGaA Board” means the supervisory board (Aufsichtsrat) of FMC KGaA.

(e) “Non-Employee Director” means a member of the GP Board, as the context shall require, other than any such member representing employees pursuant to German co-determination laws or works council constitution laws.
      2.     GP Independent Directors; Compliance with Laws.

(a) During the term of this Agreement, the ratio of GP Independent Directors to all Non-Employee Directors shall be not less than one-third, and there shall be at least two GP Independent Directors at all times. If any person serving as a GP Independent Director shall resign, be removed or otherwise be unable or unwilling to serve in such capacity, a new person shall be appointed to serve as a GP Independent Director in accordance with the Articles of Association of FMC Management AG, this Agreement and applicable law if, as a result of such resignation or removal, the number of GP Independent Directors falls below the minimum number required by this paragraph. Each GP Independent Director shall be afforded all rights of information, access and participation with respect to the business and affairs of FMC KGaA and the management of such business and affairs by FMC Management AG as are afforded any other GP Director, and shall be afforded contemporaneous English translations of minutes of all meetings of the GP Board (or any committee thereof) and such other documents as may be advisable or requested in connection with the performance of their duties.

(b) During the term of this Agreement, if the GP Board shall establish any committees thereof, Fresenius AG will use its best efforts as the sole shareholder of FMC Management AG to cause the ratio of GP Independent Directors to Non-Employee Directors appointed to any such committee to be not less than one-third and to cause at least one GP Independent Director to be appointed at all times to any such committee; it being understood that, except as required by applicable law (including, but not limited to the Sarbanes-Oxley Act of 2002), committees shall be formed by the GP Board in its sole discretion.

(c) During the term of this Agreement, Fresenius AG undertakes to exercise all rights as the sole shareholder of FMC Management AG, and to cause FMC Management AG to exercise all rights as the sole general partner of FMC KGaA, in a manner consistent with, and in order to effect the provisions of, sections 2.1(a) and 2.1(b).

(d) During the term of this Agreement, Fresenius AG shall comply, and shall cause FMC Management AG and the other Affiliates of Fresenius AG to comply, with all provisions of German law applicable to Extraordinary Transactions.
      3.     Interested Transactions. During the term of this Agreement, none of Fresenius AG, FMC Management AG, or any of their respective Affiliates (other than FMC KGaA and its Controlled Affiliates) shall enter into any contract or other transaction or series of related contracts or transactions with FMC KGaA or any Controlled Affiliate of FMC KGaA involving aggregate payments or other consideration in any calendar year in an amount in excess of EUR 5,000,000 without the approval of a majority of the GP Independent Directors (or all of the GP

Independent Directors if there shall be less than three GP Independent Directors), unless such contract, transaction or series of related contracts or transactions has been described in a business plan or budget of FMC KGaA or any Controlled Affiliate of FMC KGaA that has been previously approved by a majority of the GP Independent Directors (or all of the GP Independent Directors if there shall be less than three GP Independent Directors); provided, that once aggregate payments or other consideration payable in any year under all such contracts or other transactions or series of related contracts or transactions that require approval in such calendar year (or that would have required approval in such calendar year but for the fact that such payments or other consideration did not exceed EUR 5,000,000) exceeds EUR 25,000,000, none of Fresenius AG, FMC Management AG, or any of their respective Affiliates (other than FMC KGaA and its Controlled Affiliates) shall enter into any such contract or other transaction or series of related transactions involving aggregate payments or other consideration in any calendar year in excess of EUR 2,500,000, without the approval of a majority of the GP Independent Directors (or all of the GP Independent Directors if there shall be less than three GP Independent Directors), unless such contract, transaction or series of related transactions has been described in a budget or business plan of FMC KGaA or any Controlled Affiliate of FMC KGaA that has been previously approved by a majority of the GP Independent Directors (or all of the GP Independent Directors if there shall be less than three GP Independent Directors).
      5.     Listing of American Depositary Shares; SEC Filings. During the term of this Agreement, Fresenius AG and FMC Management AG shall use their best efforts as sole shareholder of FMC Management AG and general partner of FMC KGaA, respectively, to cause FMC KGaA to, and FMC KGaA shall:

(a) maintain in effect a deposit agreement for the ordinary shares of FMC KGaA and, if the preference shares of FMC KGaA are eligible for listing on the New York Stock Exchange, the preference shares of FMC KGaA and the listing of American Depositary Shares (“ADSs”) representing the ordinary shares and, subject to satisfaction of applicable listing requirements, the preference shares of FMC KGaA on either the New York Stock Exchange or the Nasdaq Stock Market;

(b) file (or, if permitted by the rules of the SEC, furnish) all Securities Filings required by the exchange or other market on which ADSs of FMC KGaA are listed, and by the 1933 Act, the 1934 Act, and other applicable laws;

(c) prepare all financial statements required to be included in any Securities Filings in accordance with US GAAP;

(d) on an annual basis, prepare audited consolidated financial statements including, without limitation, a balance sheet, a statement of operations and a statement of cash flows, and all appropriate notes, all in accordance with US GAAP and, on a quarterly basis, prepare and furnish to the SEC consolidated financial statements prepared in accordance with US GAAP under cover of form 6-K or a comparable successor form;

(e) in connection with any exercise of voting or consent rights by holders of a class of shares registered under Section 12 of the 1934 Act, or ADSs representing any such class of shares, furnish to the SEC under cover of Form 6-K materials relating to the solicitation of voting instructions from holders of ADSs with respect to the matter or matters to be voted on, and make such materials available to the depositary under the deposit agreement(s) for distribution to holders of American Depositary Receipts (“ADRs”) evidencing such ADSs, such materials to include information generally comparable to that which would be included in proxy materials prepared in accordance with Regulation 14A under the 1934 Act; provided that such materials need include only such information concerning (i) the beneficial ownership of FMC KGaA’s outstanding voting securities, (ii) the trading market for and the price of such securities, (iii) the directors and officers of FMC KGaA, (iv) compensation of directors and officers of FMC KGaA and compensation plans relating thereto, (v) options to purchase securities of FMC KGaA of a class registered under the 1934 Act and (vi) material transactions between FMC KGaA and its subsidiaries and directors and officers of FMC KGaA, controlling persons of FMC KGaA, and relatives or spouses of such directors, officers and controlling persons as would be required to be provided by the applicable items of an annual report on Form 20-F under the 1934 Act, or any successor form, as in effect from time to time: and

(f) make available to the depositary under the deposit agreement(s) for distribution to holders of ADRs on an annual basis, a copy of any report prepared by the KGaA Board and provided to the shareholders of FMC KGaA generally pursuant to Section 314(2) of the German Stock Corporation Law (or any successor provision) concerning the results of its examination of the managing board report on the relations of FMC KGaA with connected enterprises.

      6.     Directors and Officers Insurance. FMC Management AG shall cause FMC KGaA to obtain, and FMC KGaA shall obtain, directors and officers insurance for the members of the GP Board and the members of the KGaA Board in respect of all liabilities arising from or relating to their service as members of the GP Board, the KGaA Board, or both, in accordance with customary and usual practices followed by public corporations in the United States, to the extent such insurance is available at commercially reasonable rates and on commercially reasonable terms and conditions.
      7.     Duration and Amendment. (a) Effective Date This Agreement shall be effective upon the registration of the Transformation in the commercial register of Hof an der Saale.

(b) Termination. This Agreement shall terminate if:

(i) Fresenius AG or its Affiliates acquire all of the voting shares of FMC KGaA;

(ii) Fresenius AG’s beneficial ownership (as defined in Regulation 13D-G under the 1934 Act) is reduced to 25% or less of the share capital of FMC KGaA;

(iii) Fresenius AG or an Affiliate of Fresenius AG ceases to own the general partner interest of FMC KGaA; or

(iv) FMC KGaA no longer meets the minimum threshold for obligatory registration of its ordinary shares or ADSs representing its ordinary shares or its preference shares or ADSs representing its preference shares, as applicable, under Section 12(g)(1) of the 1934 Act and Rule 12g-1 thereunder.

(c) Termination; Amendment. This Agreement may be terminated or amended by mutual consent of FMC KGaA and a majority of the GP Independent Directors, provided that beneficial owners of 75% of the FMC KGaA ordinary shares held by shareholders other than Fresenius AG and its Affiliates represented at a general meeting of shareholders and 75% of the preference shares represented at a general meeting of preference shareholders, as applicable, approve such termination or amendment. Any such amendment must be in writing and signed by or on behalf of Fresenius AG, FMC Management AG, and the GP Independent Directors.
      8.     Miscellaneous. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. This Agreement is made and shall be governed by and construed in accordance with the internal law of New York, without reference to principles of conflicts of laws, except to the extent that matters relating to the internal affairs of German corporations or other matters are governed as a matter of controlling law by the law of Germany, the jurisdiction of organization of FMC KGaA. FMC AG, FMC Management AG and Fresenius AG each irrevocably submits to and accepts the jurisdiction of any court of competent jurisdiction in the State of New York (USA) in any action arising out of this Agreement and, in connection therewith, waives any defense of forum non conveniens and agrees to be bound by judgments rendered by such courts. FMC AG, FMC Management AG and Fresenius AG each acknowledges that, in view of the uniqueness of the arrangements contemplated by this Agreement, the GP Independent Directors and shareholders of FMC KGaA would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the GP Independent Directors and such shareholders shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such persons may be entitled at law or in equity. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement. This Agreement has been executed in the English language, and the English language version shall prevail over any translation of this Agreement.
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      Please indicate your agreement with the foregoing and your willingness to serve as a GP Independent Director by executing and returning a counterpart of this letter.

Very truly yours,

FRESENIUS AG

By:

Name:
Title: Member of the Management Board

By:

Name:
Title: Member of the Management Board

FRESENIUS MEDICAL CARE MANAGEMENT AG, for itself and as General Partner of Fresenius Medical Care AG & Co. KGaA, a partnership limited by shares created upon the transformation of legal form of Fresenius Medical Care AG

By:

Name:
Title: Member of the Management Board

By:

Name:
Title: Member of the Management Board

Walter L. Weisman

John G. Kringel